Exhibit 10.3

INTEL CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

UNDER THE INTEL CORPORATION 2006 EQUITY INCENTIVE PLAN
(for RSUs granted on or after January 23, 2015 under the Executive RSU program)

1.	TERMS OF RESTRICTED STOCK UNIT

This Restricted Stock Unit Agreement (this “Agreement”), the Notice of Grant delivered herewith (the “Notice of Grant”) and the Intel Corporation 2006 Equity Incentive Plan (the “2006 Plan”), as such may be amended from time to time, constitute the entire understanding between you and Intel Corporation (the “Corporation”) regarding the Restricted Stock Units (“RSUs”) identified in your Notice of Grant.

2.	SIGNATURE

If you are instructed by the administrators of the 2006 Plan to accept this Agreement  and you fail to do so in the manner specified by the administrators by the first quarterly vest date, the RSUs identified in your Notice of Grant will be cancelled, except as otherwise determined by the Corporation in its sole discretion.

3.	VESTING OF RSUs

RSUs will vest in substantially equal tranches over twelve quarterly vesting dates, as specified in the Notice of Grant. Provided that you remain continuously employed by the Corporation or a Subsidiary from the Grant Date specified in the Notice of Grant through each vesting date, the vesting tranche allocated to each vesting date will vest and be converted into the right to receive the number of shares of the Corporation’s Common Stock, $.001 par value (the “Common Stock”), except as otherwise provided in this Agreement. If a vesting date falls on a weekend or any other day on which the Nasdaq Stock Market ("NASDAQ") is not open, affected RSUs will vest on the next following NASDAQ business day. The number of shares of Common Stock into which RSUs convert as specified in the Notice of Grant will be adjusted for stock splits and similar matters as specified in and pursuant to the 2006 Plan.
RSUs will vest to the extent provided in and in accordance with the terms of the Notice of Grant and this Agreement. If your status as an Employee terminates for any reason except death, Disablement (defined below) or Retirement (defined below), prior to the vesting dates set forth in your Notice of Grant, your unvested RSUs will be cancelled.

4.	CONVERSION INTO COMMON STOCK

Shares of Common Stock will be issued or become free of restrictions as soon as practicable following vesting of the RSUs, provided that you have satisfied your tax withholding obligations as specified under Section 10 of this Agreement and you have completed, signed and returned any documents and taken any additional action that the Corporation deems appropriate to enable it to accomplish the delivery of the shares of Common Stock. The shares of Common Stock will be issued in your name (or may be issued to your executor or personal representative, in the event of your death or Disablement), and may be effected by recording shares on the stock records of the Corporation or by crediting shares in an account established on your behalf with a brokerage firm or other custodian, in each case as determined by the Corporation. In no event will the Corporation be obligated to issue a fractional share.
Notwithstanding the foregoing, (i) the Corporation will not be obligated to deliver any shares of the Common Stock during any period when the Corporation determines that the conversion of a RSU or the delivery of shares hereunder would violate any laws of the United States or your country of residence or employment and/or may issue shares subject to any restrictive legends that, as determined by the Corporation’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Corporation such time as it determines appropriate to address tax withholding and other administrative matters.

5.	SUSPENSION OR TERMINATION OF RSU FOR MISCONDUCT

If at any time the Committee of the Board of Directors of the Corporation established pursuant to the 2006 Plan (the "Committee"), including any Subcommittee or “Authorized Officer” (as defined in Section 8(b)(vi) of the 2006 Plan) notifies the Corporation that they reasonably believe that you have committed an act of misconduct as described in Section 8(b)(vi) of the 2006 Plan (embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, an unauthorized disclosure of any Corporation trade secret or confidential information, any conduct constituting unfair competition, inducing any customer to breach a contract with the Corporation or inducing any principal for whom the Corporation acts as agent to terminate such agency relationship), the vesting of your RSUs may be suspended pending a determination of whether an act of misconduct has been committed. If the Corporation determines that you have committed an act of misconduct, all RSUs not vested as of the date the Corporation was notified that you may have committed an act of misconduct will be cancelled and neither you nor any beneficiary will be entitled to any claim with respect to the RSUs whatsoever. Any determination by the Committee or an Authorized Officer with respect to the foregoing will be final, conclusive, and binding on all interested parties.

6.	TERMINATION OF EMPLOYMENT

Except as expressly provided otherwise in this Agreement, if your employment by the Corporation or any Subsidiary terminates for any reason, whether voluntarily or involuntarily, other than on account of death, Disablement (defined below) or Retirement (defined below), all RSUs not then vested will be cancelled on the date of employment termination, regardless of whether such employment termination is as a result of a divestiture or otherwise. For purposes of this Section 6, your employment with any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Corporation or a Subsidiary is a party will be considered employment for purposes of this provision if either (a) the entity is designated by the Committee as a Subsidiary for purposes of this provision or (b) you are specifically designated as an employee of a Subsidiary for purposes of this provision.
For purposes of this provision, your employment is not deemed terminated if, prior to sixty (60) days after the date of termination from the Corporation or a Subsidiary, you are rehired by the Corporation or a Subsidiary on a basis that would make you eligible for future Intel RSU grants. In addition, your transfer from the Corporation to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Corporation is not deemed a termination of employment.

7.	DEATH

Except as expressly provided otherwise in this Agreement, if you die while employed by the Corporation or any Subsidiary, your RSUs will become one hundred percent (100%) vested.

8.	DISABLEMENT

Except as expressly provided otherwise in this Agreement, if your employment terminates as a result of Disablement, your RSUs will become one hundred percent (100%) vested upon the later of the date of your termination of employment due to your Disablement or the date of determination of your Disablement.
For purposes of this Section 8, “Disablement” will be determined in accordance with the standards and procedures of the then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, and in the event you are not a participant in a then-current Long Term Disability Plan maintained by the Corporation or the Subsidiary that employs you, “Disablement” will have the same meaning as disablement is defined in the Intel Long Term Disability Plan, which is generally a physical condition arising from an illness or injury, which renders an individual incapable of performing work in any occupation, as determined by the Corporation.

9.	RETIREMENT

For purposes of this Agreement, “Retirement” will mean either Standard Retirement (as defined below) or the Rule of 75 (as defined below). Upon your Retirement, vesting of your RSUs will be accelerated to the extent provided in Section 9(a) or Section 9(b) below (but not to the extent provided under both provisions together), whichever results in the greater number of RSUs vesting:

(a)
If you retire at or after age 60 (“Standard Retirement”), then all RSUs that were scheduled to vest within a number of whole years from the date of your Retirement determined by dividing the number of years that you have been employed by the Corporation and its Subsidiaries (measured in complete, whole years) by five (5), rounded down to the nearest whole number of years, will vest as of the date of your Retirement. No vesting acceleration will occur for any periods of employment of less than five (5) years; or

(b)
If, when you terminate employment with the Corporation and its Subsidiaries, your age plus years of service (in each case measured in complete, whole years) equals or exceeds 75 (“Rule of 75”), then all RSUs that were scheduled to vest within one year of the date of your Retirement will vest as of the date of your Retirement.

10.	TAX WITHHOLDING

To the extent RSUs are subject to tax withholding obligations, the taxable amount will be based on the Market Value on the date of the taxable event. RSUs are taxable in accordance with the existing or future tax laws of the country in which you reside or are employed on the grant or vest dates, or during the vesting period. Your RSUs may be taxable in more than one country, based on your country of citizenship and the countries in which you resided or were employed on the Grant Date, vest date or during the vesting period.
You will make arrangements satisfactory to the Corporation (or the Subsidiary that employs you, if your Subsidiary is involved in the administration of the 2006 Plan) for the payment and satisfaction of any income tax, social security tax, payroll tax, social taxes, applicable national or local taxes, or payment on account of other tax related to withholding obligations that arise by reason of granting or vesting of RSUs or sale of Common Stock shares from vested RSUs (whichever is applicable).
The Corporation will not be required to issue or lift any restrictions on shares of the Common Stock pursuant to your RSUs or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied.
Unless provided otherwise by the Committee, these obligations will be satisfied by the Corporation withholding a number of shares of Common Stock that would otherwise be issued under the RSUs that the Corporation determines has a Market Value sufficient to meet the tax withholding obligations. In the event that the Committee provides that these obligations will not be satisfied under the method described in the previous sentence, you authorize UBS Financial Services Inc., E*TRADE Financial Corporate Services, Inc., or any successor plan administrator, to sell a number of shares of Common Stock that are issued under the RSUs, which the Corporation determines is sufficient to generate an amount that meets the tax withholding obligations plus additional shares to account for rounding and market fluctuations, and to pay such tax withholding to the Corporation. The shares may be sold as part of a block trade with other participants of the 2006 Plan in which all participants receive an average price. For this purpose, "Market Value" will be calculated as the average of the highest and lowest sales prices of the Common Stock as reported by NASDAQ on the day your RSUs vest. The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.
You are ultimately liable and responsible for all taxes owed by you in connection with your RSUs, regardless of any action the Corporation takes or any transaction pursuant to this Section 10 with respect to any tax withholding obligations that arise in connection with the RSUs. The Corporation makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the RSUs or the subsequent sale of any of the shares of Common Stock underlying the RSUs that vest. The Corporation does not commit and is under no obligation to structure the RSU program to reduce or eliminate your tax liability.

11.	RIGHTS AS A STOCKHOLDER

Your RSUs may not be otherwise transferred or assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, and may not be subject to execution, attachment or similar process. Any attempt to transfer, assign, hypothecate or otherwise dispose of your RSUs other than as permitted above, will be void and unenforceable against the Corporation.
You will have the rights of a stockholder only after shares of the Common Stock have been issued to you following vesting of your RSUs and satisfaction of all other conditions to the issuance of those shares as set forth in this Agreement. RSUs will not entitle you to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to your RSUs. RSUs will remain terminable pursuant to this Agreement at all times until they vest and convert into shares. As a condition to having the right to receive shares of Common Stock pursuant to your RSUs, you acknowledge that unvested RSUs will have no value for purposes of any aspect of your employment relationship with the Corporation or a Subsidiary.

12.	DISPUTES

Any question concerning the interpretation of this Agreement, your Notice of Grant, the RSUs or the 2006 Plan, any adjustments required to be made thereunder, and any controversy that may arise under this Agreement, your Notice of Grant, the RSUs or the 2006 Plan will be determined by the Committee (including any person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee will be final and binding unless determined pursuant to Section 15(e) to have been arbitrary and capricious.

13.	AMENDMENTS

The 2006 Plan and RSUs may be amended or altered by the Committee or the Board of Directors of the Corporation to the extent provided in the 2006 Plan.

14.	DATA PRIVACY

You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document and any other RSU grant materials (“Data”) by and among, as applicable, the Corporation, the Subsidiary that employs you and any other Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the 2006 Plan.

You hereby understand that the Corporation holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, administering and managing the 2006 Plan. You hereby understand that Data will be transferred to UBS Financial Services Inc., E*TRADE Financial Corporate Services, Inc. and any other third parties assisting in the implementation, administration and management of the 2006 Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You hereby understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Corporation, UBS Financial Services Inc., E*TRADE Financial Corporate Services, Inc. and any other possible recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the exclusive purpose of implementing, administering and managing your participation in the 2006 Plan, including any requisite transfer of such Data as may be required to another broker or other third party with whom you may elect to deposit any shares of Common Stock acquired under your RSUs. You hereby understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the 2006 Plan. You hereby understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.

Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Subsidiary that employs you will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Corporation would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you hereby understand that refusing or withdrawing your consent may affect your ability to participate in the 2006 Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you hereby understand that you may contact the human resources representative responsible for your country at the local or regional level.

15.	THE 2006 PLAN AND OTHER TERMS; OTHER MATTERS

(a)
Certain capitalized terms used in this Agreement are defined in the 2006 Plan. Any prior agreements, commitments or negotiations concerning the RSUs are superseded by this Agreement and your Notice of Grant. You hereby acknowledge that a copy of the 2006 Plan has been made available to you.

The grant of RSUs to an employee in any one year, or at any time, does not obligate the Corporation or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Corporation or any Subsidiary might make a grant in any future year or in any given amount.

(b)
To the extent that the grant of RSUs refers to the Common Stock of Intel Corporation, and as required by the laws of your country of residence or employment, only authorized but unissued shares thereof will be utilized for delivery upon vesting in accord with the terms hereof.

(c)
Notwithstanding any other provision of this Agreement, if any changes in law or the financial or tax accounting rules applicable to the RSUs covered by this Agreement will occur, the Corporation may, in its sole discretion, (1) modify this Agreement to impose such restrictions or procedures with respect to the RSUs (whether vested or unvested), the shares issued or issuable pursuant to the RSUs and/or any proceeds or payments from or relating to such shares as it determines to be necessary or appropriate to comply with applicable law or to address, comply with or offset the economic effect to the Corporation of any accounting or administrative matters relating thereto, or (2) cancel and cause a forfeiture with respect to any unvested RSUs at the time of such determination.

(d)	Nothing contained in this Agreement creates or implies an employment contract or term of employment upon which you may rely.

(e)
Because this Agreement relates to terms and conditions under which you may be issued shares of Common Stock of Intel Corporation, a Delaware corporation, an essential term of this Agreement is that it will be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to this Agreement or the RSUs granted hereunder will be brought in the state or federal courts of competent jurisdiction in the State of California.

(f)
Notwithstanding anything to the contrary in this Agreement or the applicable Notice of Grant, your RSUs are subject to reduction by the Corporation if you change your employment classification from a full-time employee to a part-time employee.

(g)
RSUs are not part of your employment contract (if any) with the Corporation or any Subsidiary, your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.

(h)
In consideration of the grant of RSUs, no claim or entitlement to compensation or damages will arise from termination of your RSUs or diminution in value of the RSUs or Common Stock acquired through vested RSUs resulting from termination of your active employment by the Corporation (for any reason whatsoever and whether or not in breach of local labor laws) and you hereby release the Corporation from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then you will be deemed irrevocably to have waived your entitlement to pursue such claim.

(i)
Notwithstanding any terms or conditions of the 2006 Plan to the contrary, in the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive the RSUs and vest in RSUs under the 2006 Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to sell shares of Common Stock that converted from vested RSUs after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

(j)
Notwithstanding any provision of this Agreement, the Notice of Grant or the 2006 Plan to the contrary, if, at the time of your termination of employment with the Corporation,  you are a “specified employee” as defined in Section 409A of the Internal Revenue Code ("Code"), and one or more of the payments or benefits received or to be received by you pursuant to the RSUs would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the RSUs until the earliest of (A) the date which is six (6) months after  your "separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of your death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Corporation (as such term is used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section 14(e) will only apply to the extent required to avoid your incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of the RSUs would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Corporation may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

(k)
Copies of Intel Corporation's Annual Report to Stockholders for its latest fiscal year and Intel Corporation's latest quarterly report are available, without charge, at the Corporation's business office.

(l)
Chile. If you are employed in or a resident of Chile, please note: NEITHER INTEL CORPORATION NOR ANY OF ITS SHARES ARE REGISTERED WITH THE SUPERINTENDENCIA DE VALORES Y SEGUROS (THE "SVS") NOR SUBJECT TO THE CONTROL OF THE SVS.

(m)
France. If you are employed in or a resident of the France, you will not be required to hold the shares of Common Stock issued to you for the vest of these RSUs for the minimum required holding period of the ‘régime fiscal de faveur’.

(n)
The People’s Republic of China. If you are employed in and a citizen of the People’s Republic of China, you authorize the Corporation to instruct UBS Financial Services Inc., or any successor plan administrator, to sell all of your shares of Common Stock that are issued under these RSUs, and are in your brokerage account established with UBS Financial Services Inc., or any successor plan administrator on the 90th day following your termination of employment or as soon as administratively feasible after the 90th day, including termination of employment due to death, Disablement or Retirement. Furthermore, you authorize UBS Financial Services Inc., or any successor plan administrator to send the net proceeds from such sale (after the payment of any tax withholding amounts and expenses of sale) to the Corporation on your behalf for payment through payroll, unless the Corporation's counsel determines that local laws do not necessitate such payments through payroll. The shares may be sold as part of a block trade with other participants in which all participants receive an average price.

(o)
Vietnam. If you are employed in or a resident of Vietnam, you authorize UBS Financial Services Inc., E*TRADE Financial Corporate Services, Inc. or any successor plan administrator, to sell all of your shares of Common Stock that are issued under the RSUs, and are in your brokerage account established with UBS Financial Services Inc., E*TRADE Financial Corporate Services, Inc. or any successor plan administrator, as soon as administratively feasible after your termination of employment, death, Disablement or Retirement.

By acknowledging this award or your acceptance of this Agreement in the manner specified by the administrators, you and Intel Corporation agree that the RSUs identified in your Notice of Grant are governed by the terms of this Agreement, the Notice of Grant and the 2006 Plan. You further acknowledge that you have read and understood the terms of the RSUs set forth in this Agreement.
IF YOU ARE INSTRUCTED BY THE ADMINISTRATORS OF THE 2006 PLAN TO ACCEPT THIS AGREEMENT  AND YOU FAIL TO DO SO IN THE MANNER SPECIFIED BY THE ADMINISTRATORS BY THE FIRST QUARTERLY VEST DATE, THE RSUS IDENTIFIED IN YOUR NOTICE OF GRANT WILL BE CANCELLED, EXCEPT AS OTHERWISE DETERMINED BY THE CORPORATION IN ITS SOLE DISCRETION. (SEE SECTION 2 OF THIS AGREEMENT).